LightPath Technologies Announces First Quarter Financial Results

Revenues Increase 45% Year-Over-Year to $2.25 Million; Company Adds Five New High-Volume Customers in Asia

ORLANDO, FL -- (Marketwire - November 11, 2010) - LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath", the "Company" or "we"), a global manufacturer, distributor and integrator of patented optical components and high-level assemblies, announced today its financial results for the first quarter ended September 30, 2010. Full details are available in the Company's Quarterly Report on Form 10-Q filed today with the SEC at www.sec.gov.

Highlights:

--  Revenue for the first quarter of fiscal 2011 was $2.25 million, up 45%
    compared to $1.56 million for the first quarter of fiscal 2010.
--  Backlog scheduled to ship within the next 12 months was $3.2 million as of September 30, 2010, an increase of $236,000 from June 30, 2010.
--  EBITDA for the first quarter of fiscal 2011 improved to a loss of
    $261,000 compared to a loss of $382,000 in the first quarter of fiscal
    2010.
--  Cash on hand as of September 30, 2010 was $1.35 million as compared to
    $1.46 million on June 30, 2010.
--  Gross margin was 37% for the first quarter of fiscal 2011 as compared to 43% for the first quarter of fiscal 2010.
--  Net loss for the first quarter of fiscal 2011 was approximately
    $853,000 compared to a loss of approximately $706,000 for the first quarter of fiscal 2010.
--  Unit shipment volume in precision molded optics increased 11% in the first quarter of fiscal 2011 compared to the same period of last year.

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "During the first quarter, our revenues rose 45% over the same quarter in the prior year. Our cost of goods sold also increased by $539,000 due to volume and product mix change. Unit shipment volume in precision molded optics continued to show improvement in the first quarter of fiscal 2011 compared to the same period last year. Gross margin decreased to 37% as a result of the product mix change and an under absorption of the fixed overhead costs. EBITDA was a loss of $261,000, however, this represents a $121,000 improvement over the loss of $382,000 in the first quarter of fiscal 2010."

Gaynor continued, "The first quarter of our fiscal year is typically the lowest revenue quarter for LightPath due to the summer vacation period in Europe and seasonal slow period for several of our major customers. We are also in the process of transitioning our business to focus on providing low cost, high volume lenses for products, such as laser levels, range finders, gun sights and projectors. We are addressing multiple markets such as industrial tools, biomedical instruments, communications and imaging with a focus in Asia."

Gaynor added, "During the first quarter, we added five large high volume customers and anticipate full production of their orders to commence within the next two quarters. While our volume was up compared to the previous year for the first quarter, it was less than planned as the result of the recent loss of two other high volume customers: one due to market conditions and the other due to non-payment for goods already shipped. While we have more than replaced this business with these new large high volume customers, it has created a short term slowdown in our revenue growth in the first quarter, and decreased our gross margin, resulting in the under absorption of our overhead costs. Lastly, during the first quarter, we reduced our debt by $732,500, through the conversion of debentures to shares of common stock by certain investors, leaving a remaining balance due to certain investors pursuant to the terms of the debentures of $1,201,750 which is down from the original $2,929,000, which is covered by our existing cash on hand. The conversion of the debentures resulted in an accelerated interest charge to the income statement totaling $200,000 to write off the related unamortized interest and debt issuance costs that were being amortized over the life of the debentures."

"We expect improvements on our margins based on production efficiencies and reductions in product costs as a result of the shift in the majority of our manufacturing operations to our Shanghai facility. Our direct-to-China sales channels have opened up a greater market opportunity to fill demand for our low-cost lenses used in laser systems, laser tools, biomedical instrumentation, and telecommunications equipment provided by high-volume manufacturers throughout Asia. In the coming quarters, we remain cautiously optimistic, and in the long run believe our strategy offers significant financial rewards for the Company and our shareholders," Gaynor added.

Financial Results for Three Months Ended September 30, 2010

Revenue for the first quarter of fiscal 2011 totaled $2.25 million compared to $1.56 million for the first quarter of fiscal 2010, an increase of 45%. This increase was primarily attributable to higher sales volumes of precision molded optics, and increased sales in GRADIUM lenses, collimators and isolators. Our precision molded optics sales units were higher as a result of our increased production capability and our pursuit of high volume low cost lens business. Growth in sales going forward is expected to be derived primarily from the precision molded optics product line, particularly our low cost lenses being sold in Asia.

Our gross margin percentage in the first quarter of fiscal 2011 compared to the first quarter of fiscal 2010 decreased to 37% from 43%. Total manufacturing cost of $1.43 million was approximately $539,000 higher in the first quarter of fiscal 2011 compared to the same period of the prior fiscal year. The manufacturing cost increase was a reflection of an increase in costs in order to support higher production and sales volumes and a product mix change including increased sales of isolators and collimators which have a higher material cost. Unit shipment volume in precision molded optics increased by 11% in the first fiscal quarter of 2011 compared to the same period last year. Direct costs, which include material, labor and services increased to 27% of revenue in the first quarter of fiscal 2011, as compared to 17% of revenue in the first quarter of fiscal 2010 due to the product mix change. Gross margins were lower due to reduced overhead absorption and higher material costs due to the product mix change.

During the first quarter of fiscal 2011, total costs and expenses increased $106,000 to $1.3 million compared to $1.2 million for the same period in fiscal 2010. This increase was due to $63,000 higher wages, $21,000 higher sales tax for tooling and $21,000 higher stock compensation expense due to stock options granted in the third quarter of fiscal 2010. Included in total costs and expenses for the first quarter of fiscal 2011 were $1.1 million in selling, general and administrative expenses. As a result, total operating loss for the first quarter of fiscal 2011 improved to a loss of ($475,000) compared to a loss of ($527,000) for the same period in fiscal 2010.

Net interest expense was approximately $378,000 in the first quarter of fiscal 2011 as compared to $180,000 in the first quarter of fiscal 2010. The convertible debentures issued in August 2008 accounted for approximately all of the interest expense during the quarter ended September 30, 2010. This includes periodic interest at 8% and amortization of the related debt issuance costs and debt discount, and write off of debt issue costs, prepaid interest and debt discount for debentures converted into shares of common stock during the first quarter of fiscal 2011.

Net loss for the first quarter of fiscal 2011 was ($853,000) or ($0.09) per basic and diluted common share, compared with a net loss of ($706,000) or ($0.09) per basic and diluted per common share for the same period in fiscal 2010. This represents a $147,000 increase in net loss compared to the first quarter of fiscal 2010. Weighted-average basic shares outstanding increased to 9,011,214 in the first quarter of fiscal 2011 compared to 7,603,580 in the first quarter in fiscal 2010 which is primarily due to the issuance of shares of common stock related to the private placements in the fourth quarter of fiscal 2010 and debentures converted to shares of common stock in the first quarter of fiscal 2011.

Cash and cash equivalents totaled $1.35 million at September 30, 2010. Total current assets and total assets at September 30, 2010 were $4.7 million and $7.3 million compared to $4.8 million and $7.5 million, respectively, at June 30, 2010. Total current liabilities and total liabilities at September 30, 2010 were $2.3 million and $2.9 million compared to $1.1 million and $3.2 million, respectively, for June 30, 2010. As a result, the current ratio as of September 30, 2010 was 2.01 to 1 compared to 4.41 to 1 as of June 30, 2010. Total stockholders' equity at September 30, 2010 totaled $4.4 million compared to $4.2 million at June 30, 2010.

As of September 30, 2010 our backlog of orders scheduled to ship in the next 12 months, was $3.2 million compared to $2.9 million as of June 30, 2010.

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Thursday, November 11th at 4:00 p.m. EST to discuss the Company's financial and operational performance for the first quarter of fiscal 2011.

Conference Call Details
Date: Thursday, November 11, 2010
Time: 4:00 p.m. (EST)
Dial-in Number: 1-877-407-8033
International Dial-in Number: 1-201-689-8033

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 4:00 p.m. call. A transcript archive of the webcast will be available for viewing or download on the company web site shortly after the call is concluded.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test and measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed to it in these fields. For more information visit www.lightpath.com.

The discussions of our results as presented in this release include use of non-GAAP terms "EBITDA" and "gross margin." Gross margin is determined by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles ("GAAP"). We believe that gross margin, although a non-GAAP financial measure is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates our cost structure and provides funds for our total costs and expenses. We use gross margin in measuring the performance of our business and have historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation, amortization and interest expense. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. We use EBITDA for evaluating the relative underlying performance of the Company's core operations and for planning purposes. We calculate EBITDA by adjusting net loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA."

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

        LIGHTPATH TECHNOLOGIES, INC.
                   EBITDA

                                       (Unaudited)
                                   Three months ended
                                     September 30,
                                    2010        2009
                                 ----------  ----------
Net Loss                         $ (852,950) $ (706,373)
Depreciation and amortization       211,543     145,164
Interest expense                    380,510     179,586
                                 ----------  ----------
  EBITDA                         $ (260,897) $ (381,623)
                                 ==========  ==========

                        LIGHTPATH TECHNOLOGIES, INC.
                        Consolidated Balance Sheets

                                                September 30,   June 30,
                            Assets                  2010          2010
                                                ------------  ------------
Current assets:
  Cash and cash equivalents                     $  1,347,250  $  1,464,351
  Trade accounts receivable, net of allowance
   of $26,221 and $22,930                          1,763,975     1,804,063
  Inventories, net                                 1,221,042     1,137,678
  Prepaid interest expense                            80,392       167,635
  Current debt costs, net                             68,008        --
  Prepaid expenses and other assets                  202,890       223,908
                                                ------------  ------------
        Total current assets                       4,683,557     4,797,635
  Property and equipment - net                     2,429,982     2,344,692
  Intangible assets - net                            125,784       134,001
  Debt costs, net                                     --           151,530
  Other assets                                        27,737        27,737
                                                ------------  ------------
               Total assets                     $  7,267,060  $  7,455,595
                                                ============  ============
               Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                              $    826,223  $    511,523
  Accrued liabilities                                140,661       179,370
  Accrued payroll and benefits                       335,509       396,863
  Current 8% convertible debentures to related
   parties, net of debt discount                     228,427        --
  Current 8% convertible debentures, net of
   debt discount                                     802,604        --
                                                ------------  ------------
  Note payable, current portion                            -             -
  Capital lease obligation, current portion                -             -
                                                ------------  ------------
        Total current liabilities                  2,333,424     1,087,756

Deferred rent                                        545,749       569,286
8% convertible debentures to related parties,
 net of debt discount                                 --           213,890
8% convertible debentures, net of debt discount       --         1,339,975
                                                ------------  ------------
             Total liabilities                     2,879,173     3,210,907
                                                ------------  ------------

Stockholders' equity:
  Preferred stock: Series D, $.01 par value,
   voting; 5,000,000 shares authorized; none
   issued and outstanding                                 --            --
  Common stock: Class A, $.01 par value,
   voting; 40,000,000 shares authorized;
   9,641,660 and 8,971,638 shares issued and
   outstanding, respectively                          96,417        89,716
  Additional paid-in capital                     207,290,094   206,277,806
  Foreign currency translation adjustment                626        23,466
  Accumulated deficit                           (202,999,250) (202,146,300)
                                                ------------  ------------
        Total stockholders' equity                 4,387,887     4,244,688
                                                ------------  ------------
        Total liabilities and stockholders'
         equity                                 $  7,267,060  $  7,455,595
                                                ============  ============

                       LIGHTPATH TECHNOLOGIES, INC.
                        Consolidated Statements of
                                Operations
                                (Unaudited)
                                                    Three months ended
                                                      September 30,
                                                    2010          2009
                                                ------------  ------------
Product sales, net                              $  2,253,922  $  1,556,979
Cost of sales                                      1,427,474       888,343
                                                ------------  ------------
            Gross margin                             826,448       668,636
Operating expenses:
   Selling, general and administrative             1,071,198       961,762
   New product development                           222,585       225,910
   Amortization of intangibles                         8,217         8,217
   Gain on sale of property and equipment               (540)            -
                                                ------------  ------------
            Total costs and expenses               1,301,460     1,195,889
                                                ------------  ------------
            Operating loss                          (475,012)     (527,253)
Other income (expense):
   Interest expense                                  (87,322)      (52,433)
   Interest expense - debt discount                 (209,666)      (90,928)
   Interest expense - debt costs                     (83,522)      (36,225)
   Investment and other income                         2,572           466
                                                ------------  ------------
   Total other expense, net                         (377,938)     (179,120)

                                                ------------  ------------
          Net loss                              $   (852,950) $   (706,373)
                                                ============  ============
Loss per common share (basic and diluted)       $      (0.09) $      (0.09)
                                                ============  ============
Number of shares used in per share calculation
 (basic and diluted)                               9,011,214     7,603,580
                                                ============  ============

                   LIGHTPATH TECHNOLOGIES, INC.
              Consolidated Statements of Cash Flows
                          (unaudited)

                                                   Three months ended
                                                       September 30,
                                                --------------------------
                                                    2010          2009
                                                ------------  ------------
Cash flows from operating activities
Net loss                                        $   (852,950) $   (706,373)
Adjustments to reconcile net loss to net cash
 used in operating activities:
       Depreciation and amortization                 211,543       145,164
       Interest from amortization of debt
        discount                                     209,666        90,928
       Interest from amortization of debt costs       83,522        36,225
       Common stock issued for legal settlement            -        50,000
       Gain on sale of property and equipment           (540)            -
       Stock based compensation                       50,387        33,271
       Change in provision for doubtful
        accounts receivable                            3,291        17,656
       Deferred rent                                 (23,537)        3,979
Changes in operating assets and liabilities:
   Trade accounts receivables                         36,797       (10,340)
   Other receivables                                       -       183,413
   Inventories                                       (83,364)      (71,734)
   Prepaid expenses and other assets                 108,261         1,681
   Accounts payable and accrued liabilities          214,637      (478,222)
                                                ------------  ------------
                  Net cash used in operating
                   activities                        (42,287)     (704,352)
                                                ------------  ------------
Cash flows from investing activities
   Purchase of property and equipment               (288,616)       (7,452)
   Proceeds from sale of equipment                       540             -
                                                ------------  ------------
                  Net cash used in investing
                   activities                       (288,076)       (7,452)
                                                ------------  ------------
Cash flows from financing activities
   Proceeds from exercise of stock options             5,653             -
   Proceeds from sale of common stock, net of
    costs                                                  -     1,473,400
   Proceeds from sale of common stock from
    employee stock purchase plan                       4,888         3,082
   Costs associated with debenture conversions        (6,098)            -
   Exercise of warrants                              231,659             -
   Payments on capital lease obligation                    -        (5,050)
   Payments on note payable                                -       (83,457)
                                                ------------  ------------
Net cash provided by financing activities            236,102     1,387,975
                                                ------------  ------------
Effect of exchange rate on cash and cash
 equivalents                                         (22,840)      (11,693)
                                                ------------  ------------
Increase (decrease) in cash and cash
 equivalents                                        (117,101)      664,478
Cash and cash equivalents, beginning of period     1,464,351       579,949
                                                ------------  ------------
Cash and cash equivalents, end of period        $  1,347,250  $  1,244,427
                                                ============  ============
Supplemental disclosure of cash flow
 information:
   Interest paid in cash                        $         80  $      4,767
   Income taxes paid                                     110             -
Supplemental disclosure of non-cash investing
 & financing activities:
   Convertible debentures converted into common
    stock                                            732,500        37,500

                                         Foreign
                                         Currency
                 Class A                                          Total
                            Additional   Trans-                   Stock-
            Common Stock      Paid-in    lation   Accumulated    holders'
            Shares   Amount   Capital  Adjustment   Deficit       Equity
          --------- ------- -----------  ------  -------------  ----------
Balance at
 June 30,
 2010     8,971,638 $89,716 $206,277,806 $23,466 $(202,146,300) $4,244,688

Issuance
 of common
 stock
 for:
  Employee
   Stock
   Purchase
   Plan       3,237      32       4,856        -             -       4,888
  Exercise
   of employee
   stock
   options    5,384      54       5,599        -             -       5,653
  Conversion
   of
   debent-
   ures     475,656   4,757     721,645        -             -     726,402
  Cashless
   exercise
   of
   warrants  56,695     567        (567)       -             -           -
  Exercise
   of
   warrants 129,050   1,291     230,368        -             -     231,659
Stock based
 compensation
 on stock
 options and
 restricted
 stock units      -        -      50,387        -            -      50,387
Foreign currency
 translation
 adjustment       -       -            - (22,840)            -     (22,840)
Net loss          -       -            -       -      (852,950)   (852,950)
  Comprehensive
   loss                                                           (875,790)
          --------- ------- ------------ ------- -------------  ----------
Balance at
 September
 30, 2010 9,641,660 $96,417 $207,290,094 $   626 $(202,999,250) $4,387,887
          ========= ======= ============ ======= =============  ==========

Contacts:
LightPath Technologies, Inc.
Jim Gaynor
President & CEO
or
Dorothy Cipolla
CFO
+1 (407) 382-4003
dcipolla@lightpath.com